Northwest Law Group is an association of independent lawyers and law corporations.

File #0562
September 20, 2016

EURASIAN MINERALS INC.
Suite 501, 543 Granville Street
Vancouver, BC V6C 1X8

Attention: Christina Cepeliauskas, Chief Financial Officer

Dear Sirs/Mesdames:

RE:	EURASIAN MINERALS INC. (the “Company”)
- Stock Option Plan
- Registration Statement on Form S-8
- Legal Opinion

We have acted as counsel to Eurasian Minerals Inc., a corporation formed under the laws of the Province of British Columbia, Canada (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) for the registration of 7,397,471 common shares of the Company, without par value (the “Shares”), which may be issued upon the exercise of stock options (the “Stock Options”) granted under the Company’s Stock Option Plan (the “Plan”).

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) copies of the Company’s Articles; (c) the Company’s Notice of Articles; (d) certain records of the Company’s corporate proceedings; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. We have also relied, without investigation, on an officers’ certificate provided by the Company’s Chief Financial Officer and Corporate Secretary.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)	Our opinion is limited to the statutory provisions of the Business Corporations Act (British Columbia) (the “BCBCA”) and the reported judicial decisions interpreting the BCBCA;

NORTHWEST LAW GROUP

September 20, 2016

(b)

We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers and directors of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

(c)

We have assumed that each of the statements made and certified in the Officers’ Certificate provided to us was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof; and

(d)

We have assumed (i) the Stock Options have been or will be granted, in accordance with the terms and conditions of the Plan, and (ii) that at the time the Company is or becomes obligated to issue any Shares upon the exercise of Stock Options granted under the Plan, the Company will have adequate authorized and unissued shares of common stock to fulfill such obligations, and will be in good standing under the provisions of the BCBCA.

Based upon the foregoing and subject to the above qualifications, we are of the opinion that the Shares, when issued upon the exercise of the Stock Options in accordance with the terms and conditions of the Plan, and upon the receipt by the Company of the aggregate exercise price for the Stock Options being exercised, will be validly issued, fully paid and non-assessable common shares of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

Yours truly,

O’NEILL LAW CORPORATION*

/s/ O’Neill Law Corporation
_______________________________

*O’Neill Law Corporation is a member of Northwest Law Group.

CIC/dml